UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF
1934

Date of report (date of earliest event reported):
January 17, 2013

Daegis Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-11807	94-2710559
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

1420 Rocky Ridge Drive
Roseville, California 95661
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(916) 865-3300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election if Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Departure of Certain Officers and Appointment of Interim CEO

On January 17, 2013, the Board of Directors of Daegis Inc. (the “Company” or “Daegis”) appointed Mr. Timothy P. Bacci as Interim Chief Executive Officer. On January 17, 2013, Mr. Todd E. Wille resigned as President, Chief Executive Officer and member of the Company’s Board of Directors to pursue new leadership opportunities. In connection with Mr. Wille’s resignation, and by mutual agreement, Mr. Wille will receive the benefits set forth in a separation and general release agreement with the Company in exchange for a release of any and all claims he may have against the Company, as described in the agreement. Mr. Wille has agreed to provide transition assistance to the Company through February 28, 2013. Mr. Wille will receive approximately $29,000.00 for the transition assistance to the Company and receive severance payments of $350,000.00, payable over the course of the next twelve (12) months. The Company will continue Mr. Wille’s group health care coverage through January 2014. In addition, the Company agreed to accelerate the vesting of 50,000 unvested options owned by Mr. Wille. Mr. Steven D. Bonham, the Company’s Chief Financial Officer and Vice President of Finance, also resigned effective on January 17, 2013. The Company has entered into a separation and general release agreement with Mr. Bonham pursuant to which Mr. Bonham has agreed to provide transition assistance to the Company through February 28, 2013 and agreed to a general release from all claims, as described in the agreement. Mr. Bonham will receive approximately $26,000.00 for the transition assistance to the Company and receive severance payments of $150,000.00, payable over the course of the next eight months. The Company has also agreed to continue Mr. Bonham’s group health care coverage through October 2013.

The Board also announced the appointment of Mr. Stephen Baker as the Interim Chief Financial Officer of the Company. The Board will begin the search process, starting with the Chief Financial Officer, and expects to have it completed in the next four to six months. The Company has retained the services of Mr. Baker pursuant to an agreement with Randstad Professionals US, LP, d/b/a Tatum. Mr. Baker is a partner in the Northern California practice of Tatum, a national Executive Services firm that assists clients with interim executive placements, staffing and consulting. Mr. Baker has over 25 years of operational and financial experience in the software and SaaS industries. Most recently, Mr. Baker held an executive in residence position with Plug and Play Tech Center (a business accelerator) serving as an advisor and mentor to its start up companies. Prior to that, Mr. Baker was the Vice President and Chief Financial Officer for FrontRange Solutions where he directed all financial, human resources, IT functions, including managing multiple business acquisitions and debt financings. Previously, Mr. Baker was the Vice President of Revenue Operations for PeopleSoft, Inc. Mr. Baker holds an MBA in Finance and Accounting from Columbia Graduate School of Business and a BA from the University of Pennsylvania.

Prior to being appointed Interim Chief Executive Officer, Mr. Bacci, 54, has more than 20 years of executive experience in private and publicly traded companies. Mr. Bacci joined the Company’s Board in 2009 and was appointed Executive Chairman in 2012. Mr. Bacci is the co-founder of BlueLine Partners, a strategic opportunities fund with more than $100 million in assets invested in small, publicly-traded, and undervalued healthcare and IT companies. Prior to BlueLine, Mr. Bacci served in executive positions for software companies, including serving as Chairman and interim Chief Executive Officer of Instant802 Networks and Chief Executive Officer of siteROCK Corp. Mr. Bacci has also served as a consultant to several early stage technology companies addressing areas relating to corporate strategy and executive recruiting. Mr. Bacci holds a B.S. in Engineering from the United States Naval Academy and has served as an officer on active duty in the U.S. Navy as a fighter pilot. The Board has approved the payment of $20,000 per month salary for each month that Mr. Bacci performs the role of Interim Chief Executive Officer. BlueLine Partners currently beneficially owns 18% of the Company’s outstanding common stock.

The full text of the Company’s press release dated January 22, 2013 is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)Exhibits
     99.1 Daegis press release dated January 22, 2013.*

*     Exhibit 99.1 hereto is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, nor shall such Exhibit be incorporated by reference into any registration statement or other document pursuant to the Securities Act, except as expressly set forth in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 23, 2013

By:	/s/ Stephen Baker
Stephen Baker
Interim Chief Financial Officer